Exhibit 3.1

YUKON
BUSINESS CORPORATIONS ACT
(Section 190)

Form 3-01
ARTICLES OF CONTINUANCE

1.	Name of Corporation:

Bear Creek Mining Corporation

2.	The classes and any maximum number of shares that the Corporation is authorized to issue:

The attached Schedule “A” is incorporated into and forms part of the Articles of Continuance

3.	Restrictions, if any, on share transfers:

Not applicable

4.	Number (or minimum and maximum number) of Directors:

Not less than three (3), nor more than fifteen (15)

5.	Restrictions, if any, on business the Corporation may carry on:

The Corporation is restricted from carrying on the business of a railway, steamship, air transport, canal, telegraph, telephone or irrigation company.

6.	If change of name effected, previous name:

EVEolution Ventures Inc.

7.	Details of incorporation:

Incorporated under the laws of British Columbia on August 30, 1999.

8.	Other provisions, if any:

The attached Schedule “B” is incorporated into and forms part of the Articles of Continuance.

9.	Date: November 14, 2002

Signature: “Catherine McLeod-Seltzer” Title: Director

BEAR CREEK MINING CORPORATION

SCHEDULE “A”

     The classes and any maximum number of shares that the Corporation is authorized to issue:

     The Corporation is authorized to issue an unlimited number of Common shares without nominal or par value which shall have attached thereto the following preferences, rights, conditions, restrictions, limitations, or prohibitions:

(a)	Voting

Holders of Common shares shall be entitled to vote at any meeting of the shareholders of the Corporation and have one vote in respect of each Common share held by them.

(b)	Dividends

Holders of Common shares shall be entitled to receive, out of all profits or surplus available for dividends, any dividend declared by the Corporation on the Common shares.

(c)	Participation in Assets on Dissolution

In the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Common shares shall be entitled to receive the remaining property of the Corporation.

BEAR CREEK MINING CORPORATION

SCHEDULE “B”

Other provisions, if any:

1.	A meeting of the shareholders of the Corporation may, in the Directors’ unfettered discretion, be held at any location in North America, South America, Australia, Europe, Africa or Asia specified by the Directors in the Notice of such meeting.

2.	The Directors may, between annual general meetings, appoint one or more additional Directors of the Corporation to serve until the next annual general meeting, but the number of additional Directors shall not at any time exceed one-third of the number of Directors who held office at the expiration of the last annual general meeting of the Corporation, provided that the total number of directors shall not exceed the maximum number of directors fixed pursuant to the Articles.